Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

Willis Lease Finance 3Q15 Profits Increase as Utilization Improves to 92%

NOVATO, CA — November 2, 2015 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported its third quarter 2015 net income increased 163% to $2.6 million, or $0.32 per diluted share, compared to $1.0 million, or $0.12 per diluted share, in the third quarter of 2014.  This follows a net loss in the second quarter of 2015 which totaled $0.5 million or $0.06 per share resulting from a $3.1 million non-cash write-down related to the part-out of a wide-body aircraft engine. For the first nine months of 2015, net income was $4.4 million, or $0.55 per diluted share, compared to $7.5 million, or $0.92 per diluted share, for the first nine months of 2014.

“I was very pleased with the results we achieved in the third quarter,” said Charles F. Willis, Chairman and CEO.  “The improvement we have made in our portfolio utilization over the last nine months has been exceptional, reaching 92% at the end of the quarter—the highest point in the last six years. Due to the improvement in utilization as well as the growth in the portfolio, we achieved the highest level of quarterly lease rent revenue in our history. All of our major revenue categories registered impressive gains compared to the previous quarter as well as the same quarter last year.  Besides utilization, we also ramped up our trading activity and parts sales during the third quarter. The opportunities in the market to trade assets are attractive right now and enhance our ability to build our portfolio and acquire inventory for our spare parts subsidiary, Willis Aero.”

Third quarter 2015 Highlights (at or for the three-month periods ended September 30, 2015, compared to September 30, 2014, and June 30, 2015):

•                  Average utilization in the current quarter was 91%, a significant improvement from 84% reported for 2Q15 and 81% reported for 1Q15 and 82% in the year ago period.

•                  Utilization was 92% at quarter-end, compared to 87% at the end of 2Q15 and 82% a year ago.

•                  Total revenues increased 32% to $57.8 million in the current quarter from $43.8 million in the preceding quarter, and increased 27% from $45.5 million in the third quarter of 2014, fueled by the growing lease portfolio, higher portfolio utilization and higher gains from the sale of equipment.

•                  Lease rent revenue has increased 11.6% year-over-year in 3Q15 due to improving utilization and growth in the lease portfolio. The average size of the lease portfolio for the YTD period increased 5.3% or $53 million from the year ago period.

•                  Maintenance reserve revenues increased to $16.1 million in the third quarter, up from $10.5 million in the preceding quarter and $13.1 million in the third quarter a year ago, reflecting higher usage of engines under lease due to improving portfolio utilization.

•                  Tangible book value per share increased 0.6% to $26.55 at September 30, 2015, compared to $26.39 a year ago.

•                  A total of 99,387 shares of common stock were repurchased in the quarter for $1.6 million under the Company’s five-year repurchase plan authorized in October 2012 and reapproved in April 2015.

•                  Liquidity available from the revolving credit facility was $183 million, down from $357 million a year ago. The prior year liquidity was positively impacted by the upsizing of the revolver in the second quarter of 2014.

“We have been working hard all year to improve our utilization, and the results are clear and impressive,” said Donald A. Nunemaker, President. “Our utilization percentage has increased from 79% at December 31, 2014 to 92% at September 30, 2015.  Along the way, we registered 8 out of 9 months of consecutive increases.  Besides a lot of hard work and a great team effort, some of the other main reasons for the improvement include placing engines on longer term leases, securing longer term extensions and renewals, using capex to purchase primarily on-lease assets as well as proactive portfolio management, all underpinned by favorable market conditions.  Over the years, we have seen our utilization fluctuate and rarely remain constant for an extended period of time. While we expect this to continue, we feel that our efforts to manage utilization will reduce some of the variability going forward.”

“In the third quarter, we booked a non-cash write-down on equipment of $5.5 million for two older wide-body engines that will be transferred to Willis Aero for part out, as well as a write-down of parts inventories related to engines we consigned to third parties in the past,” said Brad Forsyth, Chief Financial Officer.  The non-cash write-down expense was more than offset by profit on selling equipment and spare parts for both the quarter and the year-to-date periods.

Balance Sheet

As of September 30, 2015, Willis Lease had 197 commercial aircraft engines, 10 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.098 billion, compared to 196 commercial aircraft engines, 4 aircraft and 5 aircraft parts packages and other engine-related equipment in its lease portfolio, with a net book value of $1.006 billion, a year ago. The Company’s funded debt-to-equity ratio was 3.88 to 1 at quarter end, compared to 3.95 to 1 at June 30, 2015, and 3.50 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended					Nine Months Ended
	Sept 30,	June 30,	Sept 30,	% Change vs	% Change vs	September 30,		%
	2015	2015	2014	June 30, 2015	Sept 30, 2014	2015	2014	Change
REVENUE
Lease rent revenue	$28,083	$25,813	$25,165	8.8%	11.6%	$78,993	$76,865	2.8%
Maintenance reserve revenue	16,119	10,477	13,066	53.9%	23.4%	40,744	41,657	(2.2)%
Spare parts and equipment sales	9,133	3,716	4,628	145.8%	97.3%	15,000	6,690	124.2%
Gain on sale of leased equipment	3,804	3,234	1,891	17.6%	101.2%	7,700	3,713	107.4%
Other revenue	619	603	769	2.7%	(19.5)%	1,978	3,800	(47.9)%
Total revenue	57,758	43,843	45,519	31.7%	26.9%	144,415	132,725	8.8%

EXPENSES
Depreciation and amortization expense	17,089	17,668	16,714	(3.3)%	2.2%	52,462	48,159	8.9%
Cost of spare parts and equipment sales	5,919	2,820	4,218	109.9%	40.3%	10,219	6,173	65.5%
Write-down of equipment	5,498	3,058	450	79.8%	1121.8%	8,580	2,928	193.0%
General and administrative	11,742	9,112	9,107	28.9%	28.9%	30,826	28,055	9.9%
Technical expense	3,570	2,434	3,855	46.7%	(7.4)%	7,836	7,743	1.2%
Net finance costs
Interest expense	9,805	9,860	9,181	(0.6)%	6.8%	29,232	27,935	4.6%
Gain on extinguishment of debt	—	—	—	0.0%	0.0%	(1,151)	—	100.0%
Total net finance costs	9,805	9,860	9,181	(0.6)%	6.8%	28,081	27,935	0.5%
Total expenses	53,623	44,952	43,525	19.3%	23.2%	138,004	120,993	14.1%

Earnings (loss) from operations	4,135	(1,109)	1,994	n/a	107.4%	6,411	11,732	n/a

Earnings from joint ventures	558	215	269	159.5%	107.4%	1,127	819	37.6%

Income (loss) before income taxes	4,693	(894)	2,263	n/a	107.4%	7,538	12,551	(39.9)%
Income tax expense (benefit)	2,116	(402)	1,284	n/a	64.8%	3,155	5,026	(37.2)%
Net income (loss) attributable to common shareholders	$2,577	$(492)	$979	n/a	163.2%	$4,383	$7,525	(41.8)%

Basic earnings (loss) per common share	$0.33	$(0.06)	$0.12			$0.56	$0.95

Diluted earnings (loss) per common share	$0.32	$(0.06)	$0.12			$0.55	$0.92

Average common shares outstanding	7,839	7,841	7,938			7,843	7,943
Diluted average common shares outstanding	7,963	7,991	8,123			8,011	8,163

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Sept 30, 2015	June 30, 2015	Sept 30, 2014
ASSETS
Cash and cash equivalents	$9,245	$16,172	$10,841
Restricted cash	26,883	50,686	47,116
Equipment held for operating lease, less accumulated depreciation	1,097,815	1,063,950	1,006,316
Equipment held for sale	21,054	29,352	20,795
Spare parts inventory	22,811	19,006	12,690
Operating lease related receivable, net of allowances	16,576	13,692	11,532
Investments	41,740	42,789	26,427
Property, equipment & furnishings, less accumulated depreciation	20,475	20,828	18,152
Intangible assets, net	990	1,048	1,222
Other assets	27,516	24,704	31,965
Total assets	$1,285,105	$1,282,227	$1,187,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$18,883	$19,730	$20,949
Deferred income taxes	93,341	91,443	91,199
Notes payable	852,156	860,979	761,230
Maintenance reserves	69,789	67,770	73,298
Security deposits	25,973	19,359	19,899
Unearned lease revenue	5,115	5,018	3,046
Total liabilities	1,065,257	1,064,299	969,621

Shareholders’ equity:
Common stock ($0.01 par value)	$83	$82	$82
Paid-in capital in excess of par	40,880	41,338	42,284
Retained earnings	179,085	176,508	174,980
Accumulated other comprehensive income (loss), net of tax	(200)	—	89
Total shareholders’ equity	219,848	217,928	217,435

Total liabilities and shareholders’ equity	$1,285,105	$1,282,227	$1,187,056

Note:  Transmitted on GlobeNewswire on November 2, 2015, at 1:08 p.m. PST.